UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2003

APPLE HOSPITALITY TWO, INC.
(Exact name of registrant as specified in its charter)

Virginia	333-53984	54-2010305
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Apple Hospitality Two, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) hereby amends a Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 29, 2003.

Item 2.    Acquisition or Disposition of Assets

Overview

On January 17, 2003, we acquired, through a subsidiary, the Residence Inn – Redmond extended-stay hotel in Redmond, Washington. (The Residence Inn® and Marriott® trademarks are the property of Marriott International, Inc. or one of its affiliates). For prorated rent and other accounting purposes, the effective date of the acquisition is treated as January 3, 2003, but closing on the acquisition did not occur until January 17, 2003.

The hotel contains 180 suites and was in operation when acquired. The hotel offers one and two room suites with the amenities generally offered by upscale extended-stay hotels. It is located in a developed area near Seattle, Washington in a competitive market. We believe the hotel is well-positioned to compete in its market based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotel is adequately covered by insurance.

The gross purchase price for the hotel was $32,550,000. This amount was satisfied at closing by cash payments and other adjustments in the approximate amount of $12,550,000 and our assumption of existing debt secured by the hotel (as described below). In connection with the hotel acquisition, we also paid 2% of the gross purchase price, which equals $651,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

Acquisition and Related Matters

New Subsidiaries

We formed new subsidiaries to acquire and lease the hotel. The hotel was purchased by AHT Redmond, Inc., which is one of our direct wholly-owned subsidiaries. That subsidiary is leasing the hotel to AHM-SPE I, Inc., which is one of our indirect wholly-owned subsidiaries and will be referred to as the “Lessee.” At the request of the financing company that services the debt we assumed, these new subsidiaries have been formed as “special purpose entities.” To qualify as special purpose entities, the new subsidiaries have organizational documents that impose certain requirements on them while the debt is outstanding. In particular, the subsidiaries must maintain separate legal identities and must limit their activities to dealing with the hotel that secures the debt.

The hotel is being managed by Residence Inn By Marriott, Inc., which will be referred to as the “Manager.” Such management is being undertaken in accordance with an amended management agreement, which is one of the material contracts described in the next section. Neither Manager, Marriott International, Inc., nor any of their affiliates will be deemed an issuer, sponsor, obligor or guarantor in respect of any of our securities, nor will they have any responsibility or liability for any statement or omission herein or for such securities.

Assumption of Existing Debt Secured By Hotel

AHT Redmond, Inc., which we formed to acquire the hotel, has assumed existing debt secured by the hotel. The lender is Wells Fargo Bank Minnesota, National Association, as Trustee for the registered holders of GMAC Commercial Mortgage Securities, Inc., Mortgage Pass Through Certificates, Series 2002-C3, as serviced by GMAC Commercial Mortgage Corporation. The principal balance of the assumed debt as of the closing date was approximately $20,000,000. The debt is evidenced by a promissory note, dated November 28, 2000, in the original principal amount of $20,500,000. The promissory note provides for a maturity date of December 1, 2025, and creates a substantial economic incentive for prepayment on the optional prepayment date of December 1, 2010. Other terms are summarized in the paragraphs below.

Interest Rate.    The note provides for an applicable interest rate of 8.375%, subject to certain adjustments, which include the following: (a) an increase of 2% beginning on the optional prepayment date, and (b) an increase of 5% upon any event of default.

Monthly Payments.    The note requires consecutive monthly payments of principal and interest in the amount of $163,348. In addition, beginning on the optional prepayment date, the monthly payment also must include, but only from available cash flow from the hotel, prepayments of principal (together with payments of other fees and expenses).

Security.    The note is secured by a deed of trust that creates a first mortgage on the hotel. After the initial four years of the debt, we have the option to release the hotel from the mortgage by making a deposit for the purchase of certain government obligations that would provide payments equal to the amounts due under the note.

Prepayment.    There is no right to prepay all or any portion of the note until one month prior to the optional prepayment date. On that date and afterward, the note may be prepaid in whole or in part without penalty or premium upon written notice of at least 30 days to the holder of the note.

Late Charge, Acceleration and Default.    There is a late charge equal to the lesser of (a) 5% of any payment that is overdue for at least 5 days, or (b) the maximum lawful interest rate. The entire outstanding balance under the note will be due and payable at the option of the holder of the note upon an event of default. (If any such acceleration occurs before the month that precedes the optional prepayment date, certain yield maintenance payments are also due.) Events of default include: (a) the failure to make any required payment within 5 days after the applicable payment date, (b) any other default that continues for more than 30 days after written notice (with an extension of this period for up to 60 additional days so long as efforts to cure are diligently and continuously being made); and (c) any other default under the deed of trust relating to the hotel.

Limitation on Recourse.    The note generally requires the holder of the note to satisfy any unpaid amounts by exercising remedies with respect to the hotel, such as foreclosure. As an exception to the non-recourse provisions of the note, we would be liable for any damages sustained by the holder of the note in certain specific cases, such as fraud or any breach of the deed of trust concerning environmental laws.

We expect that revenues from the hotel will be sufficient to make monthly payments under the note. If hotel revenues are not sufficient and other sources of funds are not available, we could lose the hotel through foreclosure.

Summary of Material Contracts

Hotel Lease Agreement

The Lessee is one of our indirect, wholly-owned subsidiaries and is leasing the hotel from AHT Redmond, Inc. under a hotel lease agreement dated as of January 17, 2003. For simplicity, this agreement will be referred to as the “Lease.” The Lease provides for an initial term of 10 years. The Lessee has the option to extend the Lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised. The Lease provides that the Lessee will pay an annual base rent, a quarterly percentage rent and a quarterly sundry rent. Each type of rent is described below.

The annual base rent is $3,153,333 and is payable in advance in equal monthly installments. The base rent will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The lease commencement date for the hotel is January 3, 2003. The quarterly percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from suite rentals less sales and room taxes, credit card fees and sundry rent (as described below). The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the percentage rent is equal to the sum of (a) 17% of all year-to-date suite revenue, up to the applicable suite revenue breakpoint; plus (b) 55% of the year-to-date suite revenue in excess of the applicable suite revenue breakpoint, as reduced by base rent and the percentage rent paid year to date. The quarterly sundry rent equals 55% of all sundry revenue, which consists of revenue other than suite revenue, less the amount of sundry rent paid year-to-date.

Amended Management Agreement

Prior to our acquisition of the hotel, the Manager was managing the hotel under an existing management agreement. The Lessee accepted an assignment of the existing management agreement in accordance with an assignment, assumption and amendment of management agreement dated as of January 17, 2003. For simplicity, the management agreement, as currently amended, will be referred to as the “Management Agreement.”

The Management Agreement provides that the Manager will supervise the operation of the hotel and collect revenues from its operation for the benefit of the Lessee. The initial term of the Management Agreement continues until the 20th anniversary of the hotel’s opening date. The Management Agreement may be renewed for two additional ten-year periods upon the mutual consent of the parties. The Lessee may terminate the Management Agreement if the annual operating profit for the hotel is less than $1,565,376 for two consecutive years (excluding any year in which the Manager is unable to operate the hotel due to a force majeure or in which the average annual effective rate for suites at the hotel is at least 90% of the rate for comparable hotels). The Manager may elect to avoid such termination by paying a cure amount to the Lessee that compensates for the deficiency in operating profit, but this remedy may not be exercised by the Manager more than twice. Termination is also permitted as a remedy for material breach if a court determines that monetary damages alone are inadequate. If termination occurs for any reason other than default by the Manager or expiration of the term, the Manager generally is entitled to a termination fee equal to at least three times the average annual management fees (described in the next paragraph).

For managing the hotel, the Manager will receive management fees consisting of a base management fee generally equal to 2% of gross revenues, a Residence Inn® system fee generally equal to 5% of suite revenues and an incentive management fee generally equal to 25% of operating profit minus the priority amount (described below). In each fiscal year, the operating profit from the hotel will be distributed in the following order of priority: (a) a priority amount equal to $1,956,720 will be paid to the Lessee, (b) the incentive management fee will be paid to the Manager and (c) any remaining balance will be paid to the Lessee.

Each party is generally prohibited from assigning or transferring its interest in the Management Agreement without the prior written consent of the other party. There are certain exceptions that permit an assignment without such consent. The Manager, for example, may make an assignment to Marriott or any affiliate or in connection with a merger, consolidation or sale of all (or substantially all) assets of the Manager or Marriott. The Lessee may make an assignment as security for a mortgage or in connection with a permitted sale of the hotel. (For this purpose, the definition of sale generally does not include any transfer of the hotel to an affiliate). The Manager is entitled to approve any mortgage indebtedness or refinancing relating to the hotel based on the Manager’s good faith judgment that projected operating profit will be adequate to pay all debt service.

Before any sale of the hotel to a third party, the Manager must be given forty-five days in which to negotiate a mutually satisfactory agreement for the purchase of the hotel. If such an agreement is not reached, the Manager may consent to a sale of the hotel to a third party and a corresponding assignment of the Management Agreement or elect to terminate the Management Agreement. The definition of a sale of the hotel includes the transfer of a controlling interest in the Lessee or AHT Redmond, Inc.

Owner Agreement

In an owner agreement dated as of January 17, 2003, the Manager granted its consent to the Lease. In return, AHT Redmond, Inc., as the direct owner of the hotel, agreed to guarantee the performance of the obligations, including monetary obligations, of the Lessee under the Management Agreement.

Properties

As a result of acquiring the Residence Inn – Redmond hotel, we owned, as of January 17, 2003, a total of 49 hotels that operate as part of the Residence Inn® franchise. These hotels are located in 21 states and contain a total of 5,947 suites.

Because of the number of hotels we own, the effect of an individual hotel on our overall operations is minimal, and specific operating data and real estate information is not presented for each hotel. Such data and information (including average daily occupancy rate and revenue per available suite) varies among the hotels and depends on a variety of factors, including location, condition, and overall demand for hotel suites in the area. These factors, in turn, are affected by general and local economic conditions and the proximity of employers, businesses and other sources of occupancy. We believe the combined operating data for our hotels is within the normal range for comparable hotels in the same or similar markets. We are not presently aware of any circumstances or factors that have caused, or are expected to cause, the operating data for any particular hotel to be materially below such normal range. Our hotels are subject to real estate taxes levied by various governmental authorities. We believe these taxes are also within the normal range for comparable hotels in the same or similar markets.

Item 7.    Financial Statements and Exhibits

c.    Exhibits

Exhibit	Description

4.1	Deed Of Trust Note, dated November 28, 2000, in the original principal amount of $20,500,000 and made payable to the order of GMAC Commercial Mortgage Corporation.

4.2

Deed of Trust, Assignment of Leases and Profits, Security Agreement and Fixture Filing, dated as of November 28, 2000 from RedInn Hotel, L.P. to TransNation Title Insurance Company for the benefit of GMAC Commercial Mortgage Corporation.

4.3

Assumption and Modification Agreement, dated January 17, 2003, by and among Wells Fargo Bank Minnesota, N.A., GMAC Commercial Mortgage Securities, Inc., RedInn Hotel, L.P., AHT Redmond, Inc., W.I. Realty, L.C., W.I. Realty I, L.P., Apple Hospitality Two, Inc. and AHM-SPE I, Inc.

10.1	Hotel Lease Agreement, dated January 17, 2003, by and between AHT Redmond, Inc. and AHM-SPE I, Inc.

10.2	Management Agreement, dated January 28, 1998, by RedInn Hotel, L.P. and Residence Inn By Marriott, Inc.

10.3	Assignment, Assumption and Amendment of Management Agreement, dated as of January 17, 2003, by and among RedInn Hotel, L.P., AHM-SPE I, Inc. and Residence Inn By Marriott, Inc.

10.4	Owner Agreement, dated as of January 17, 2003, by and among AHT Redmond, Inc., AHM-SPE I, Inc. and Residence Inn By Marriott, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Two, Inc.

By: /s/ Glade M. Knight
      Glade M. Knight, President

February 3, 2003